                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                       UTILICORP UNITED INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 1995

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of UtiliCorp United Inc. will be held at Bartle Hall's Grand Hall, Kansas City Convention Center, 301 West 13th Street, Kansas City, Missouri on Wednesday, May 3, 1995, at 10:00 a.m. (Kansas City Time), on that date and thereafter as it may from time to time be adjourned, for the following purposes:

        1. To elect three Directors of the Company to hold office for three years, and until their successors have been duly elected and qualified;

        2. To act on the proposal to approve the UtiliCorp United Inc. Annual and Long-Term Incentive Plan;

        3. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

    The Company's stock transfer books will not be closed for this meeting, but in lieu thereof, the Board of Directors has fixed the close of business March 6, 1995 as the record date for the determination of the stockholders entitled to notice of and to vote at this meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                       DALE J. WOLF
                                                    VICE PRESIDENT AND
                                                   CORPORATE SECRETARY

March 14, 1995

                                   IMPORTANT

PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

                             UTILICORP UNITED INC.
                                 P.O. BOX 13287
                        KANSAS CITY, MISSOURI 64199-3287
                                PROXY STATEMENT
                         RELATING TO THE ANNUAL MEETING
                     OF STOCKHOLDERS TO BE HELD MAY 3, 1995

GENERAL

    The enclosed Proxy is solicited by the Board of Directors of UtiliCorp United Inc. (hereinafter referred to as the "Company") for use at the Annual Meeting of Stockholders to be held at Bartle Hall's Grand Hall, Kansas City Convention Center, 301 West 13th Street, Kansas City, Missouri at 10:00 a.m. (Kansas City Time), on Wednesday, May 3, 1995, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the form of proxy will be mailed to stockholders on or about March 14, 1995. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by notifying the Corporate Secretary of the Company. Unless the proxy is revoked, or unless it is received in such form as to render it invalid, the shares represented by it will be voted in accordance with the instructions contained therein.

    On March 6, 1995, there were 44,695,011 shares of common stock, par value $1 per share (hereinafter referred to as "Common Stock"), of the Company outstanding, each share of such stock being entitled to one vote, except that each stockholder on the vote for nominees for election of Directors is entitled to exercise the right of cumulative voting. Cumulative voting entitles the stockholder to cast as many votes as shall equal the number of shares owned multiplied by the number of Directors to be elected, and to cast all of such votes for a single Director, or to distribute the votes among those to be voted for. The three nominees for election as Directors who receive the greatest number of votes cast, a quorum (the majority of the shares entitled to vote) being present in person or by proxy, shall become Directors at the conclusion of the tabulation of votes. The abstention or failure to vote shares so present and broker nonvotes does not have the effect of a vote "against" a nominee or a proposal, since only a plurality of votes cast (rather than of votes present) is necessary to elect a Director or pass a proposal. The votes are counted and certified by one or more inspectors appointed by the Company in advance of the Annual Meeting of Stockholders in accordance with Delaware Corporation Law. No shares of any other class of the Company's stock are entitled to vote. The Board of Directors has fixed March 6, 1995 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

INFORMATION WITH RESPECT TO DIRECTORS

                                                                  PRINCIPAL OCCUPATION               YEAR FIRST
                                            YEAR TERM          OR EMPLOYMENT AND POSITION            ELECTED OR
                  NAME                       EXPIRES                WITH THE COMPANY                  APPOINTED         AGE
- -----------------------------------------  -----------  -----------------------------------------  ---------------      ---
Richard C. Green, Jr. ...................        1997   Chairman of the Board, President and               1982             40
                                                          Chief Executive Officer of
                                                          the Company
Avis G. Tucker...........................        1997   Editor and Publisher,                              1973             79
                                                          The Daily Star-Journal,
                                                          Warrensburg, Missouri
L. Patton Kline..........................        1997   Retired Vice Chairman of                           1986             66
                                                          Marsh & McLennan, Inc.,
                                                          New York, New York
*John R. Baker...........................        1995   Vice Chairman of the Board of                      1971             68
                                                          the Company
*Dr. Stanley O. Ikenberry................        1995   President, University of Illinois,                 1993             59
                                                          Urbana, Illinois
*Irvine O. Hockaday, Jr. ................        1995   President and Chief Executive                      1995             58
                                                          Officer, Hallmark Cards, Inc.
                                                          Kansas City, Missouri
Robert F. Jackson, Jr. ..................        1996   Retired President, CharterCorp,                    1981             69
                                                          Kansas City, Missouri
Herman Cain..............................        1996   President and Chief Executive                      1992             49
                                                          Officer, Godfather's Pizza Inc.,
                                                          Omaha, Nebraska
Robert K. Green..........................        1996   Managing Executive Vice President                  1993             33
                                                          of the Company

- ------------
* Nominee for election as Director at this meeting.

    Richard C. Green, Jr. has served as Chairman of the Board since February 1989 and as President and Chief Executive Officer of the Company since May 1985. Mr. Green is a director of Commerce Bank of Kansas City, N.A. and Midwest Research Institute, Kansas City, Missouri. He also serves as a trustee for the Center for Strategic and International Studies, Washington, D.C. and for the Urban Institute, Washington, D.C.

    Avis G. Tucker served as Chairman of the Board of the Company from May 1982 through February 1989 and has been editor and publisher of The Daily Star-Journal in Warrensburg, Missouri during the past five years. Mrs. Tucker previously served as a director of United Telecommunications, Inc.

    L. Patton Kline retired as Vice Chairman of Marsh & McLennan, Incorporated (an international insurance brokerage company), a subsidiary of Marsh & McLennan Companies, Inc., in 1988, a position he held for four years. He was President of Marsh & McLennan Companies, Inc. from 1980 to 1984 and Vice Chairman from 1984 to 1985. Mr. Kline served as a director of Marsh & McLennan Companies, Inc. from 1975 to 1988. He is also a director of PHH Group, Inc.

    John R. Baker has served as Vice Chairman of the Board since May 1991 and served as Senior Vice President of the Company from May 1985 through December 1992.

    Stanley O. Ikenberry, Ph.D., has served as President of the University of Illinois Urbana since 1979. Dr. Ikenberry serves as a director for the Franklin Life Insurance Company, Harris Bankcorp and Pfizer, Inc. Dr. Ikenberry also serves as a trustee for the Carnegie Foundation for Advancement of Teaching.

    Irvine O. Hockaday, Jr. served as Executive Vice President of Hallmark Cards, Inc. from 1983 through December 1985. Since January 1986, Mr. Hockaday has served as President and Chief Executive Officer of Hallmark Cards, Inc. Mr. Hockaday is Trustee of the Hall Foundation and the Aspen Institute and is a Director of the Ford Motor Company, Dow Jones, Inc. and the Continental Corporation.

    Robert F. Jackson, Jr. retired as president of CharterCorp (a bank holding company now Boatmen's Bancshares Inc.) in 1985. Mr. Jackson has served as a director on the boards of various Missouri banks.

    Herman Cain has served as President and Chief Executive Officer of Godfather's Pizza, Inc. in Omaha, Nebraska for the past eight years. Mr. Cain serves as Chairman of the Federal Reserve Bank of Kansas City and as a Director of SUPERVALU, INC. and the Whirlpool Corporation.

    Robert K. Green has served as Executive Vice President and later Managing Executive Vice President of the Company since January 1993. He has held several executive positions at the Company's Missouri Public Service division since 1988, including two years as President. Mr. Green is a director of the Greater Kansas City Chamber of Commerce, UMB Bank, n.a., the Heart of America United Way, the Hawthorn Foundation, the K.C. Area Development Council and the Learning Exchange.

    Richard C. Green, Jr. and Robert K. Green are brothers and are nephews of Avis G. Tucker.

    The Audit Committee of the Board of Directors presently consists of Dr. Stanley O. Ikenberry, L. Patton Kline and Robert F. Jackson, Jr. The function of the committee is to make recommendations concerning the selection each year of independent auditors of the Company, to review the effectiveness of the
Company's internal auditing methods and procedures, to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with either the scope of the audit or its implementation, to review the financial statements and related notes with the independent auditors to ensure such statements and notes fully disclose all material affairs of the Company and to recommend approval or non-approval of such financial statements and related notes.

    The Pension Committee consists of Avis G. Tucker, John R. Baker, Don R. Armacost (who is retiring from the Board at the end of his term which expires in 1995) and Robert K. Green. The function of the committee is to establish and administer the Company's retirement plan and certain other related employee benefit plans.

    The Compensation Committee presently consists of L. Patton Kline, Dr. Stanley O. Ikenberry and Herman Cain. The function of the committee is to review and make recommendations to the Board of Directors regarding policies, practices and procedures relating to compensation of key employees and the establishment and administration of compensation plans.

    The Nominating Committee consists of Avis G. Tucker, Dr. Stanley O. Ikenberry, Herman Cain and John R. Baker. The function of the committee is to receive, review and maintain files of individuals qualified to be recommended as nominees for election as Directors of the Company. The Nominating Committee will consider candidates for the Board of Directors suggested by stockholders. Stockholders desiring to suggest candidates should advise the Secretary of the Company in writing by December 31 of the year preceding the Annual Meeting of Stockholders and include sufficient biographical material to permit an appropriate evaluation.

    During 1994, the Board of Directors met six times, the Audit Committee met three times, the Pension Committee met three times and the Compensation Committee met three times. The Nominating Committee did not meet during 1994. All Directors attended at least 75% of the meetings of the Board and the committees on which they served.

    Each non-employee Director receives an annual fee of $20,000. Additionally, each non-employee Director annually receives $10,000 in shares of Company Common Stock pursuant to the 1990 Non-Employee Director Stock Plan. Directors who are employees receive no annual fee for serving on the Board or any of its committees. Non-employee Directors are paid a fee of $1,000 for each Board of Directors' meeting attended plus reimbursement by the Company for all travel expenses incurred in attending such meetings. Non-employee Directors who are members of the Pension and Executive Committees receive an annual fee of $2,500 plus reimbursement for all travel expenses. Members of the Audit, Compensation and Nominating Committees receive an annual fee of $2,500 plus reimbursement for travel expenses.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

    Furnished below is information as to the beneficial ownership of Common Stock as of February 17, 1995, for (a) each Director of the Company, (b) the five named Executive Officers and (c) Executive Officers as a group. The beneficial owner has sole voting and investment power over the shares shown, unless otherwise indicated.

                                                                         NUMBER          PERCENT OF
                     NAME OF INDIVIDUAL OR GROUP                        OF SHARES         CLASS(1)
- ----------------------------------------------------------------------  ---------  ----------------------
Richard C. Green, Jr. ................................................    613,558    1.3%(2)(3)(4)(9)
Avis G. Tucker........................................................    351,229   --(2)(5)(6)
L. Patton Kline.......................................................      3,405   --
John R. Baker.........................................................    161,756   --(4)
Dr. Stanley O. Ikenberry..............................................      2,682   --
Irvine O. Hockaday, Jr. ..............................................      1,000   --
Robert F. Jackson, Jr. ...............................................     21,091   --
Herman Cain...........................................................      1,995   --
Robert K. Green.......................................................     60,298   --(7)(9)
Robert L. Howell......................................................     18,143   --(9)
Charles K. Dempster...................................................     25,960   --(9)
James G. Miller.......................................................     54,492   --(9)
Directors and Executive Officers - as a group (23 persons)............  1,276,338    2.8%(2)(3)(4)(5)(7)(8)(9)

- ------------
(1) Percentages are omitted for Directors and Executive Officers who own less than 1% of Common Stock.

(2) Includes 88,287 shares held in trust under the will of Richard C. Green, of which Mr. Richard C. Green, Jr. and Mrs. Tucker are trustees with shared voting and investment power.

(3) Includes 73,221 shares held in trust for the benefit of Ann G. Green, mother of Mr. Richard C. Green, Jr. and Mr. Robert K. Green, of which Mr. Richard C. Green, Jr. is a co-trustee with shared voting and investment power. Excludes 116,348 shares held in trust for the benefit of Mr. Richard
     C. Green, Jr. as to which Mr. Richard C. Green, Jr. has power to replace the trustees.

(4) Includes 128,726 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with voting and investment power.

(5) Includes 5,751 shares held in various trusts of which Mrs. Tucker is trustee with voting and investment power.

(6) Excludes 128,726 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with voting and investment power and 376,035 shares held in trust for the benefit of Mrs. Tucker of which a bank is sole trustee.

(7) Excludes 217,836 shares held in trust for the benefit of Mr. Robert K. Green as to which he has power to replace the trustees.

(8) Excludes 376,035 share sheld in trust for the benefit of Mrs. Tucker of which a bank is sole trustee.

(9) Includes shares which may be acquired through the exercise of vested employee stock options as follows: Mr. Richard C. Green, Jr., 90,300 shares; Mr. Robert K. Green, 8,450 shares; Mr. Howell, 10,350 shares; Mr. Dempster, 19,850 shares; Mr. Miller, 22,450 shares; and Directors and Executive Officers as a group, 67,000 shares.

    Richard C. Green, Jr., Kansas City, Missouri, Robert K. Green, Shawnee Mission, Kansas, Avis G. Tucker, Warrensburg, Missouri, members of their family and trusts for the benefit of members of the Green family owned as of February 17, 1995, 1,880,867 shares or 4.2% of the outstanding shares of Common Stock of the Company. This number includes shares shown in the preceding table as being owned beneficially by Mr. Richard C. Green, Jr., Mr. Robert K. Green and Mrs. Tucker, and those specifically excluded in Notes (3), (6), (7) and (8), preceding.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's Compensation Committee is comprised of three non-employee members of the Board of Directors and has overall responsibility to review and approve the Company's executive compensation programs. To assist the Company in recruiting, motivating and retaining high caliber executives, the Committee has approved a compensation policy that pays key executives for superior results. The current compensation program for executive officers consists of three major elements: Base Salary, Annual Incentive and Long-Term Incentive. The Company uses an independent compensation consultant to advise on executive compensation issues.

    In 1993, the Compensation Committee approved a significant restructuring of Executive Compensation, in view of the changing responsibility of the top executive team. These changes are designed to tie the compensation of the executives more to the performance of the Company and the interests of the stockholders, including a new objective for the executive to own two times their annual base salary in Company stock. The Compensation Committee retains the discretion to review and take appropriate action consistent with Company performance and market conditions with respect to compensation of executives to the extent such actions are not inconsistent with the Annual Incentive and Long-Term Incentive Plans of the Company.

BASE SALARY

    It is the policy of the Company to review executive officer base salaries each year in relation to comparable positions of responsibility in billion dollar revenue companies. This does not insure an increase in salary. At the present time, executive salaries are at or above the median level of compensation for billion dollar revenue companies and actual salaries paid reflect this policy. The companies in the data are not necessarily reflected in the Wilshire Utility Index, but would be included in the S&P 500 Index. In establishing base salary levels, the Committee has considered the competitiveness of the entire compensation package.

ANNUAL INCENTIVE PLAN

    The Annual Incentive Plan is the second major compensation element for executive officers. The incentive plan provides three levels of award opportunities. The incentive will equal about the 75th percentile of billion dollar revenue companies at target, the 90th percentile at maximum and the 50th percentile at the minimum. The actual award is based on a target dollar amount that is at the 75th percentile as established annually in consultation with the independent compensation consultant for billion dollar revenue companies. The performance target is based on earnings per share. The award, if any, is paid in cash. For 1994, the maximum earnings per share target was met and the maximum annual incentives were paid. In the event an employee elects to take part of his annual incentive award in restricted stock of the Company, the employee receives a bonus of 25% of the value of shares taken in restricted stock and the bonus shares are also in restricted stock. Example: Executive receives an incentive award of $50,000 and elects to take $20,000 in restricted stock. The executive receives a "bonus" worth $5,000 of shares in restricted stock.

LONG-TERM INCENTIVE PLAN

    The Long-Term Incentive Plan is the third major element of executive compensation. This plan is designed on a three-year cycle of measurements. The 1993 to 1995 cycle is based on performance units and is designed to reward long-term success in growth in earnings per share and return on equity over a three-year cycle. If the minimum performance level is not met, no payment will be made under this plan. The first payment, if any, under this plan will not be made until the first quarter of 1996, based on performance for years 1993, 1994 and 1995. The cycle for the years 1994 to 1996 is based on earnings available and a threshold return on equity at the end of the 1994 to 1996 cycle.

    The amounts of the award for the executive under the Long-Term Incentive Plan is a targeted amount established annually based on competitive survey data from billion dollar revenue companies, in consultation with the Company's independent compensation consultant. The target payout under this plan is at the 75th percentile of the billion dollar revenue companies.

    Any payments made under this plan are in restricted stock until such time that the executive has accumulated shareholdings of the Company from any source, excluding unexercised stock options, of at least two times his or her annual base salary. At such time that the executive has exceeded the targeted share ownership, compensation, if any, from this plan will be paid in cash. If payments are made in cash, the employee may elect to take any portion of his cash award in restricted stock and said stock will receive a bonus of 25% in restricted stock along the terms outlined above under Annual Incentive Plan.

    This long-term plan is limited to executives who have a continuing corporate wide impact on the Company.

    The Stock Option Plan is designed to reward the executives not participating in 1994 in the Long-Term Incentive Plan described above concurrently for long-term success. Thus, the executive officer's realized increases in value from the stock option will occur only if the stock price, and thus stockholder value, also increases. Under the Stock Option Plan, options are considered for grant annually. The number of shares granted are based on the executive's level of responsibility, and targeted value of the stock if assumptions about the growth of Company stock are realized. Options are granted at 100% of fair market value on the date of grant, and can be exercised (following a one-year holding period) at any time over a ten-year period. Executives who are eligible for the Long-Term Incentive Plan may not receive new stock option grants under the Stock Option Plan. Mr. Dempster was not a participant for the long-term plan in 1994 and, therefore, eligible for options. Options granted to Mr. Miller are in recognition of performance in his previous role with the Company as a division president.

CHIEF EXECUTIVE OFFICER COMPENSATION

    It is the policy of the Committee to review the Chief Executive Officer's base salary each year in relation to comparable positions of responsibility in billion dollar revenue companies. This does not assure an increase in salary. At the present time, Mr. Green's salary is above the median level of compensation for billion dollar revenue companies. The companies in the data are not necessarily reflected in the Wilshire Utility Index, but would be included in the S&P 500 Index. In establishing base salary levels, the Committee has considered the competitiveness of the entire compensation package.

    Annual incentive awards are based on actual Company results and quality of management. The Committee has authorized a cash bonus of $409,050 for maximum achievement under the financial performance targets set by the Committee.

    Mr. Green was awarded 6,861 performance units under the Long-Term Incentive Plan for the period 1993 to 1995. A new three-year cycle started in 1994 and will extend through 1996. These grants were determined based on the market data targeting a payout equal to the 75th percentile for long-term incentive compensation for chief executive officers of billion dollar revenue companies. If the minimum performance target is not met under this plan, no payments will be made.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code enacted in 1993 generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the other four most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance based portion of the compensation of its executive officers (which currently consists of an annual incentive program and a long-term incentive program) in a manner that complies with the new statute.

    Proposal 2 is being presented to shareholders in order for the incentive program to be an approved "performance based" plan if it receives the affirmative vote of holders of a majority of the voting power of the voting shares present and entitled to vote at the meeting.

    Submitted by the Compensation Committee of the Board of Directors:

L Patton Kline              Dr. Stanley O. Ikenberry             Herman Cain

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM COMPENSATION
                                                         ANNUAL COMPENSATION                       AWARDS
                                                -----------------------------------------------------------------------------------
                                                                          OTHER ANNUAL                        STOCK     ALL OTHER
                                                                          COMPENSATION   RESTRICTED STOCK    OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR     SALARY ($)   BONUS ($)        ($)         AWARD(S)(1) ($)      (#)       (2) ($)
- -----------------------------------------------------------------------------------------------------------------------------------
Richard C. Green, Jr.,                1994      495,000            0       38,766           511,312               0     13,500
 Chairman & President                 1993      445,000            0       75,120(3)        482,376               0     16,069
                                      1992      445,000            0(4)    17,935                 0(4)       46,600     15,594
Robert K. Green,                      1994      245,597            0       25,596           275,347               0     13,500
 Managing Executive                   1993      220,192       20,000       13,629           259,835               0     19,833
 Vice President                       1992(5)         0            0            0                 0               0          0
Robert L. Howell, Managing Senior     1994      180,000      101,400       36,824                 0               0     13,500
 Vice President                       1993      173,267(6)   115,868       15,590                 0               0     14,572
                                      1992      156,387            0(4)    15,260                 0(4)        5,350     14,034
Charles K. Dempster,                  1994      231,000       93,083        9,448            23,271          12,550     13,500
 President, Aquila Energy             1993(7)         0            0            0                 0               0          0
 Corporation                          1992(7)         0            0            0                 0               0          0
James G. Miller,                      1994      216,775       41,700       57,050(8)         52,125           6,800     31,705(9)
 Managing Vice President              1993(10)        0            0            0                 0               0          0
                                      1992(10)        0            0            0                 0               0          0

- ---------------

 (1) Restriction lapses on third year after date of grant. Dividends are paid on restricted stock awards at the same rate as paid to all stockholders. On December 31, 1994, Mr. Richard C. Green, Jr. held 26,017 shares of restricted stock having a market value of $689,450; Mr. Robert K. Green held 9,630 shares of restricted stock having a market value of $255,195; Mr. Howell held 1,251 shares of restricted stock having a market value of $33,151; Mr. Dempster held 3,290 shares of restricted stock having a market value of $87,185 and Mr. Miller held 2,390 shares of restricted stock having a market value of $63,335. All market values are determined as of December 31, 1994.

 (2) Consists of employer contributions to the UtiliCorp United Restated Savings Plan.

 (3) $1,939 is attributable to gross-up of life insurance in excess of $50,000, $9,346 is attributable to auto allowance and $63,834 is attributable to reimbursement of club dues.

 (4) No cash bonus or restricted stock award was granted for 1992.

 (5) Mr. Robert K. Green was not an executive officer during 1991 and 1992. Prior to 1993, Mr. Green served as a division president.

 (6) Mr. Howell's increase in salary from 1992 is attributable to a change in responsibility and scope of his position.

 (7) Mr. Dempster was not an executive officer during 1992 and 1993. Prior to 1994, Mr. Dempster's position as a subsidiary president was not an executive position for the Company.

 (8) $780  is  attributable  to  personal   use  of  company  car,  $56,498   is
     attributable to relocation reimbursement.

 (9) Includes $18,205, paid as the premium on split-dollar life insurance.

(10) Mr. Miller was not an executive officer during 1992 and 1993. Prior to 1994, Mr. Miller was a division president.

SEVERANCE AGREEMENTS

    The Company has entered into severance agreements with the individuals named in the Summary Compensation Table. These agreements are intended to provide for continuity of management in the event of a change in control of the Company. The agreements provide that covered executives would be entitled to certain severance benefits following a change of control of the Company. If, following a change of control, the executive's employment with the Company is terminated for any reason, then the executive is entitled to a severance payment that will be
2.99 times the executive's average annual compensation for the five years preceding the change in control, unless such termination is as a result of death, disability, retirement, for cause or if such executive terminates employment for other than good reason (as this term is defined in the agreement). The severance payment is made in the form of a lump sum cash payment.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
- ------------------------------------------------------------------------------------------------------------------
                                                               % OF TOTAL
                                                                OPTIONS
                                                               GRANTED TO
                                                      OPTIONS  EMPLOYEES    EXERCISE OR               GRANT DATE
                                                      GRANTED  IN FISCAL    BASE PRICE   EXPIRATION  PRESENT VALUE
                        NAME                          (#)(*)      YEAR        ($/SH)        DATE         $(**)
- ----------------------------------------------------  -------  ----------   -----------  ----------  -------------
Richard C. Green, Jr.,                                     0           0             0            0            0
 Chairman & President
Robert K. Green,                                           0           0             0            0            0
 Managing Executive Vice President
Robert L. Howell,                                          0           0             0            0            0
 Managing Senior Vice President
Charles K. Dempster,                                  12,550         5.5%        27.625    02-02-05       45,933
 President, Aquila Energy Corporation
James G. Miller,                                       6,800           3%        27.625    02-02-05       24,888
 Managing Vice President

- ------------

 *   Options granted on February 1, 1995  and become exercisable on February  1,
     1996.

** Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions used in the model include a risk-free interest rate of 7.5%, dividend yield of 6.4%, and a volatility factor of .167987. No adjustments for non-transferability, risk of forfeiture or exercise of option prior to maturity have been included.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED   IN-THE- MONEY OPTIONS AT
                                                                OPTIONS AT FY-END (#)          FY-END ($)
                                       SHARES         VALUE     ---------------------  ---------------------------
                                     ACQUIRED ON    REALIZED        EXERCISABLE/              EXERCISABLE/
               NAME                 EXERCISE (#)       ($)          UNEXERCISABLE             UNEXERCISABLE
- ----------------------------------  -------------  -----------  ---------------------  ---------------------------
Richard C. Green, Jr.,                   52,500       513,562              90,300/                      0/
 Chairman & President                                                            0                       0
Robert K. Green,                              0             0               8,450/                  7,756/
 Managing Executive                                                              0                       0
 Vice President
Robert L. Howell,                             0             0              10,350/                      0/
 Managing Senior Vice                                                            0                       0
 President
Charles K. Dempster,                          0             0               7,350/                      0/
 President, Aquila                                                          12,500                       0
 Energy Corporation
James G. Miller,                          4,000        40,500              16,750/                 22,356/
 Managing Vice                                                               5,700                       0
 President

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                              PERFORMANCE
                                               NUMBER OF       OR OTHER
                                             SHARES, UNITS   PERIOD UNTIL
                                            OR OTHER RIGHTS  MATURATION OR
                   NAME                           (#)           PAYOUT      THRESHOLD ($)  TARGET ($)    MAXIMUM ($)
- ------------------------------------------  ---------------  -------------  -------------  -----------  -------------
Richard C Green, Jr.,
 Chairman & President                                  1         12-31-96        272,000      363,000        727,700
Robert K. Green,
 Managing Executive Vice President                     1         12-31-96        102,800      176,300        352,600
Robert L. Howell,
 Managing Senior Vice President                        1         12-31-96         49,700       89,400        178,800
Charles K. Dempster,
 President, Aquila Energy Corporation                  0                0              0            0              0
James G. Miller,
 Managing Vice President                               1         12-31-96         20,850       41,700         83,400

    The value of long-term incentive awards is a targeted amount annually based on competitive survey data from billion dollar revenue companies, in consultation with the Company's independent compensation consultant. The awards for the 1994 to 1996 cycle are determined based on targeted amounts in earnings available at the end of the cycle and a threshold for return on equity. The targeted amount will produce a payout equal to the 75th percentile for long-term bonus awards of billion dollar revenue companies.

RETIREMENT PLAN

    The Company maintains the UtiliCorp United Inc. Restated Retirement Income Plan (the "Retirement Plan"), a non-contributory defined benefit retirement plan. Final average compensation is defined in this Retirement Plan as total base salary excluding overtime payments, bonuses, amounts deferred to non-qualified deferred income plans and any other extraordinary compensation, but including employee contributions made to the UtiliCorp United Inc. Savings Plan and the flexible spending arrangement maintained by the Company, and corresponds to the "salary" in the Summary Compensation Table. This amount is computed as the high four consecutive years.

    Benefits payable from the Retirement Plan are limited by provisions of the Internal Revenue Code. The Company maintains an unfunded Supplemental Retirement Plan to provide for the payment of retirement benefits calculated in accordance with the Retirement Plan which would otherwise be limited by the provisions of the Internal Revenue Code.

    The years of credited service for each officer named in the Summary Compensation Table are as follows: Mr. Richard C . Green, Jr., 16 years; Mr. Robert K. Green, 6 years; Mr. Howell, 6 years; Mr. Dempster, 2 years and Mr. Miller, 12 years.

    The following table sets forth the estimated annual benefits payable to persons in specified remuneration and service classifications assuming retirement in 1995 at age 62 under the Retirement Plan and the unfunded Supplemental Retirement Plan:

                                      YEARS OF PENSION SERVICE
FINAL AVERAGE  ----------------------------------------------------------------------
COMPENSATION       15          20          25          30          35          40
- -------------  ----------  ----------  ----------  ----------  ----------  ----------
 $   150,000   $   31,689  $   43,827  $   55,965  $   68,103  $   71,478  $   74,853
     200,000   $   42,864  $   59,252  $   75,640  $   92,028  $   96,528  $  101,028
     250,000   $   54,039  $   74,677  $   95,315  $  115,953  $  121,578  $  127,203
     300,000   $   65,214  $   90,102  $  114,990  $  139,878  $  146,628  $  153,378
     350,000   $   76,389  $  105,527  $  134,665  $  163,803  $  171,678  $  179,553
     400,000   $   87,564  $  120,952  $  154,340  $  187,728  $  196,728  $  205,728
     450,000   $   98,739  $  136,377  $  174,015  $  211,653  $  221,778  $  231,903
     500,000   $  109,914  $  151,802  $  193,690  $  235,578  $  246,828  $  258,078
     550,000   $  121,089  $  167,227  $  213,365  $  259,503  $  271,878  $  284,253
     600,000   $  132,264  $  182,652  $  233,040  $  283,428  $  296,928  $  310,428

    These benefits are applicable to employees retiring after December 31, 1994 at age 62 and have been computed on the basis of a straight-life annuity.

    The Company also maintains a supplemental retirement agreement with James G. Miller generally providing for the payment of an annual retirement benefit of $40,000 in addition to the benefit provided in the above table.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
         UTILICORP UNITED INC., WILSHIRE UTILITY INDEX & S&P 500 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                     WILSHIRE
           UTILICORP TOTAL FUND   S&P 500 INDEX       UTILITY
12/89                    100.00           100.00           100.00
3/90                      96.54            96.99            92.30
6/90                      92.35           103.09            91.58
9/90                      86.99            88.92            83.70
12/90                     99.61            96.89            91.22
3/91                     113.79           110.97            96.46
6/91                     127.58           110.72            94.73
9/91                     132.01           116.64           102.11
12/91                    148.24           126.42           110.11
3/92                     139.83           123.22           103.72
6/92                     126.42           125.57           109.45
9/92                     148.01           129.53           115.28
12/92                    152.15           136.05           123.26
3/93                     162.02           141.99           128.84
6/93                     164.99           142.67           134.76
9/93                     180.81           146.36           141.67
12/93                    184.43           149.75           133.78
3/94                     170.82           144.07           122.47
4/94                     184.06           145.92           126.03
5/94                     170.09           148.31           123.51
6/94                     170.30           144.68           121.78
9/94                     165.12           151.75           125.00
12/94                    167.81           151.73           123.19

*Assumes that the value of the investment in UtiliCorp United Inc. stock and each index was $100 on January 1, 1990 and that all dividends were reinvested.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Arthur Andersen LLP was retained by the Company as independent public accountants for the year 1994. Arthur Andersen LLP has performed the audit of the Company's financial statements since May 1992.

    Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    The Audit Committee of the Board of Directors will make its recommendations with respect to retention of an independent public accounting firm for the year 1995 at the annual meeting of the Board of Directors.

OTHER BUSINESS

    Management does not know of any matters to be presented at the meeting other than those specifically referred to in the Notice of Meeting. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the proxy to vote it in accordance with their judgment.

PROPOSALS OF SECURITY HOLDERS

    Proposals of security holders intended to be presented at the next annual meeting scheduled for May 1, 1996, must be received by the Company no later than November 11, 1995, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to stockholders on or before March 14, 1995.

SOLICITATION OF PROXIES

    The Company will bear the cost of solicitation of proxies, which will be principally conducted by the use of the mails; however, certain officers, employees and friends of the Company may also solicit by telephone, telegram or personal interview and the Company may reimburse brokerage firms and others for their expenses in forwarding soliciting material to the beneficial owners. The Company has retained Morrow & Co. to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians at a fee of $7,500, plus reimbursement of out-of-pocket expenses.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Three Directors of the Company are to be elected, in "Class A", to hold office for three years. The following persons have been designated as nominees for the office: John R. Baker, Dr. Stanley O. Ikenberry and Irvine O. Hockaday, Jr. It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the said nominees unless otherwise specified.

                                   PROPOSAL 2
                     APPROVAL OF THE UTILICORP UNITED INC.
                      ANNUAL AND LONG-TERM INCENTIVE PLAN

    The Company has a cash-based executive compensation plan in place. This Plan is the Annual and Long-Term Incentive Plan (the "Plan").

    Under a new tax law which took effect on January 1, 1994, the Company cannot deduct compensation paid to its Chief Executive Officer and the other four named executive officers (the "Covered Employees"), to the extent such compensation exceeds $1 million per person in any year. Amounts paid under "performance-based" plans are excluded and can be deducted even if they cause total compensation to exceed $1 million. Plans are "performance- based" if they meet certain criteria and are approved by stockholders. The

Plan is therefore being submitted for stockholder approval and will be an approved "performance-based" plan if it receives the affirmative vote of the holders of a majority of the voting power of the voting shares present and entitled to vote at the meeting.

Summary of the Plan

    The purpose of the annual portion of the Plan is to provide key executives with financial incentives which will motivate and reward performance that achieves established business criteria on which the performance goal is based. Participants in the Plan are key managerial, professional or technical employees, and include the Company's Chief Executive Officer and the other four executives named in the Summary Compensation Table. The Performance Goals are measured over a calendar year and are set no later than April 1 of each year.

    The purpose of the long-term portion of the Incentive Plan is to further the growth and profitability of the Company by offering key executives the opportunity to receive incentive awards based on the successful achievement of certain long-range Company goals.

    The Compensation Committee administers the Plan and has discretion to identify individual employees who will be eligible to participate in this Plan based on the committee's determination that such employees' performance may have a significant impact on the annual and long-term success of the Company.

    Under  the  long-term portion  of  the Plan,  incentive  awards are  paid to participants on the basis of the Company's performance over a rolling three-year, or longer, cycle. For the 1994-1996 cycle, performance is measured based on the Company's total "earnings available for common shares." In addition, a minimum return on equity is required in order for payments to be made under this Plan. Additional performance measures that may be used are those described below.

    The Compensation Committee of the Board of Directors administers the Plan and approves both annual and long-term awards if the achievement of certain goals based on business criteria is met, either over one year or longer-term cycles, as the case may be. The performance objectives may vary from participant to participant, but with respect to Covered Employees such business criteria to establish a Performance Goal is measured by revenues, units sold, operating income, operating company contribution, cash flow, income before taxes, net income, earnings available per share, return on equity, return on assets, Economic Value Added (EVA) or total return to stockholders, whether applicable to the Company or any relevant subsidiary or business unit, or combination thereof, as the Compensation Committee may deem appropriate. In addition, the criteria selected by the Committee includes a minimum performance standard below which no payment will be made and a maximum performance level above which no increase in payment will be made. An annual award or a long-term award paid under the Plan will not exceed 200% of the annual base salary of a Covered Employee on January 1 for the year in which payment is made. The Plan calls for the Compensation Committee to at all times administer the Plan with respect to Covered Employees so that compensation paid thereunder will be subject to tax deductibility as performance-based compensation.

    While the Plan also permits Discretionary Awards to be made to employees (other than the Chief Executive Officer), such discretionary payment will be outside of the definition of "performance-based" compensation and thus will count toward the $1 million per person compensation limit which may be deducted in any year.

    While the amount of the annual or long-term award that may be awarded to a Covered Employee for any Plan Year cannot be determined, payments under the annual portion of the Plan for the preceding three years are included in the Summary Compensation Table and potential awards under the long-term portion of the Plan are reported in the table titled "Long-Term Incentive Plans -- Awards in Last Fiscal Year."

    The Board of Directors unanimously recommends that you vote FOR this proposal.

                                          UTILICORP UNITED INC.
                                          RICHARD C. GREEN, JR.
                                          CHAIRMAN OF THE BOARD
                                          AND PRESIDENT
Dated: March 14, 1995
Kansas City, Missouri

Appendix

                              UTILICORP UNITED INC.

                       ANNUAL AND LONG-TERM INCENTIVE PLAN

INTRODUCTION:  The following sets forth the Annual and Long-Term Incentive Plan for UtiliCorp United Inc. which amends and restates the Annual Incentive Plan effective January 1, 1986 and expands it to include the Long-Term Incentive Plan, effective as of January 1, 1994.

(A)  PLAN PURPOSES

     The key purposes of the Plan are as set forth below.

     1. To encourage and reward both annual and long-term sustained performance above the level of performance that would be expected at a fully competent level, thereby enabling the Company to continue to provide outstanding service to its ratepayers and other customers while enhancing the value of the Company for its stockholders.

     2. Further, to provide competitive levels of cash compensation for key employees to assure the Company of the necessary talent for future success, and to directly link a significant portion of such compensation to those performance results most directly impacted by such key employees.

     3. Further, to permit the payment of a significant portion of the Plan awards on a deferred basis with appropriate vesting requirements to assist the Company in retaining the services of key employees and, by using Restricted Stock for such deferral, to enhance the ownership interest of key employees for the benefit of Company stockholders.

(B)  DEFINITIONS

     1. "Annual Award" shall mean the payment received annually by a Plan Participant whether paid in cash or shares of Restricted Stock as described in Section (F) below.

     2.        "Award" shall mean the payment of an Annual Award or Long-Term
          Award.

     3.        "Board" shall mean the Board of Directors of the Company.

     4.        "Committee" shall mean the Compensation Committee of the Board.

     5. "Company" shall mean UtiliCorp United Inc., and its divisions, subsidiaries and affiliated organizations approved for participation.

     6. "Designated Beneficiary" shall mean the person, or persons as elected by the Participant (or designated by the Company in the absence of such election) to receive any payments, whether in cash or shares of Restricted Stock due from the Plan in the event of a Participant's death.

     7. "Discretionary Annual Award" shall have the meaning described in Section (F), below.

     8. "Discretionary Annual Award Pools" shall have the meaning set out in Section (F), below.

     9. "Long-Term Award" shall mean the payment received hereunder, either in cash and/or shares of Restricted Stock following completion of a Long-Term Award Cycle.

     10. "Long-Term Award Cycle" shall mean a period of three or more consecutive calendar years during which cumulative Performance Awards are set.

     11.       "Effective Date" shall mean January 1, 1994.

     12. "Participant" or "Plan Participant" shall mean a key managerial, professional or technical employee approved for Plan membership by the Board (or the Committee) with respect to any Plan Year.

     13. "Performance Goals" shall have the meaning set forth in Paragraphs (F) and (H) below.

     14. "Plan" shall mean the UtiliCorp United Inc. Annual and Long-Term Incentive Plan as described herein or amended hereafter.

     15. "Plan Year" shall mean January 1 through December 31, the calendar year, which corresponds with the Company's fiscal year.

     16. "Restricted Stock" shall mean shares of the Company's common stock awarded to Participants under the UtiliCorp United Inc. 1986 Stock Incentive Plan or any successor plan providing for the grant of Restricted Stock.

(C)  PLAN ADMINISTRATION

     1. The Company shall be responsible for the general administration of the Plan.

     2. The Board or, at the Board's direction, the Committee shall be responsible for monitoring the ongoing use of the Plan and shall:

          (a) review Company recommendations with respect to all necessary actions;

          (b) review Company recommendations for any amendments to the Plan; and

          (c) approve all Annual Awards and Long-Term Awards under the Plan and monitor the use of Discretionary Annual Award Pools.

(D)  BOARD (OR COMMITTEE) POWERS

     1. The Board, acting upon the advice and counsel of the Committee, or the Committee itself if so empowered by the Board, shall have the following powers with respect to the Plan.

          (a) Annual approval of: Participants; opportunity levels; the basis of Awards; and the method of payment for such Awards including the use and content of written agreements for Restricted Stock Awards.

          (b) The right to review, amend, and authorize any Performance Goals or other factors used to determine Annual Awards, Long-Term Awards and the Discretionary Annual Award Pools for any division or unit of the Company as described in Section (F) below.

          (c) The right to retroactively adjust any aspect of the Plan for an already completed or ongoing Plan Year if in the Board's (or Committee's) judgment significant events outside of the control of Plan Participants have occurred which require such adjustment if the Plan is to effectively serve its purposes.

          (d) The right to receive an annual summary of all Awards paid for each Plan Year and pertinent information with respect to all Restricted Stock Awards, plus such other information as it may reasonably request.

          (e) The right to amend or discontinue the Plan at any time if such action is deemed to be in the best interests of the Company, its ratepayers and its stockholders. In such event an appropriate and equitable resolution of Awards in the process of being earned during a Plan Year shall be made.

(E)  PLAN PARTICIPATION

     1. Each Plan Year all full-time employees shall be eligible to participate in the Plan with respect to the receipt of Discretionary Annual Awards pursuant to Section (F) below.

     2. With respect to Annual Awards and Long-Term Awards pursuant to Section (F) below, participation shall be limited to those managerial, professional, or technical employees who are key employees approved for participation by the Committee.

     3. To the extent separate incentive arrangements are established for various divisions or units of the Company, participation may include the eligibility for an Annual Award or Long-Term Award from one or more of such separate arrangements as the Board (or Committee) may determine.

     4. Participation for an Annual Award or Long-Term Award in one Plan Year does not automatically qualify an employee for participation in subsequent years nor does participation in a separate incentive arrangement for one division or unit automatically qualify an employee for participation in any other such arrangements.

     5. Subject to special action by the Board (or Committee) pursuant to subsection (6) below, participation for otherwise eligible employees whose status changes during a Plan Year shall be determined by the Chief Executive Officer of the Company, in accordance with the following.
          (a) VOLUNTARY TERMINATION OF EMPLOYMENT, OR TERMINATION AT THE REQUEST OF THE COMPANY. In such event a Participant shall forfeit all rights to any Award from the Plan for the Plan Year in which such termination occurs.

          (b) DEATH, RETIREMENT, OR TOTAL DISABILITY. In such event a Participant (or his or her estate) shall be entitled to a pro-rata Award, if any, for the Plan Year in which such event occurs.

               (i)       Such Awards shall be determined when all other Awards
                    are determined for the applicable Plan Year.

               (ii)      "Pro-rata" shall mean the Award for the entire Plan
                    Year multiplied by a fraction the numerator of which is the Participant's days of full-time active employment (counting any days on short-term disability or salary continuation) during the Plan Year and denominator of which is 365.

              (iii)      "Total Disability" shall mean the date of commencement
                    of payments under the Company's long-term disability plan applicable to the Participant.

               (iv)      "Retirement" shall mean the cessation of active
                    employment and the effective date of normal, later, or early Retirement under the Company's retirement or pension plan applicable to the Participant but not a termination of employment with vested rights under any such plan.

          (c)       HIRE OR PROMOTION DURING A PLAN YEAR.
               Provided such event occurs within the first nine months of any Plan Year participation may be authorized for a pro-rata Annual Award or Long-Term Award subject to Board (or Committee) approval with respect to the opportunity levels and Performance Goals.

          Actions taken by the Chief Executive Officer of the Company in accordance with the above do not require Board (or Committee) approval.

     6. Based upon the recommendation of the Company the Board (or Committee) may authorize actions other than those set forth in subsection (5) above to address unusual circumstances.

     7. Regardless of any other provision of the Plan a Participant whose personal, individual, performance for any Plan Year is determined to be unsatisfactory shall forfeit all rights to an Award for such Plan Year. This determination shall be made by the Chief Executive Officer of the Company with respect to employees not assigned to a specific unit or division and by the chief executive officer of the Participant's division or unit in all other cases, subject to the approval of the Chief Executive Officer of the Company.

(F)  TYPES OF AWARDS

     1. There are three types of Awards payable under the Plan: a Annual Award, a Long-Term Award and a Discretionary Annual Award.

     2. Annual Awards and Long-Term Awards are available only to key employees specifically approved as eligible for such Awards and payment with respect thereto shall be based on the achievement of specific Performance Goals established for each Participant.

          (a) Performance Goals may be set for the Company as a whole, for each division or unit, or for individual performance criteria.

          (b) Such Performance Goals can be established on the basis of specific numeric standards (e.g. return on net assets) or as one or more objectives or results for which performance achievements shall be determined on a discretionary, subjective basis by an appropriate individual, subject to Section (H), below.

          (c) For any Plan Year the Annual Award or Long-Term Award for any Participant shall have a set maximum amount, expressed as a percentage of annual salary and/or a dollar amount, as approved by the Board (or Committee); and set Award amounts may also be established at other performance levels such as threshold and par with or without provision for pro-ration.

          (d) Specific Board (or Committee) approval is required annually for the payment of Awards.

          (e) As approved by the Board (or Committee) for any Plan Year the Annual Award or Long-Term Award payable may be subject to either or both of the criteria set forth below.

               (i)       A "STOCKHOLDER (OR CORPORATE) PROTECTION TRIGGER" which
                    establishes a minimum level of performance, or other action (e.g. the distribution of a level of dividends), which must be achieved before any Awards are payable for a Plan Year.

               (ii)      A "RATEPAYER PROTECTION FEATURE" which establishes a
                    schedule of absolute or relative performance relating to the quality or cost of service provided by the Company (or division or unit) against which actual results will be compared for the Plan Year with the resulting comparison used to modify, or eliminate, Total Awards otherwise payable for such Plan Year.

          (f) Each Participant approved for an Award shall receive a written description of his or her opportunity and applicable Performance Goals.

     3. "Discretionary Awards" are available to any full-time employee of the Company except the Chief Executive Officer of the Company.

          (a) Such Discretionary Awards shall be payable from a Discretionary Award Pool established annually for each division or unit and the sum of such Awards for the employees in any unit or division for any Plan Year cannot exceed the pool approved by the Board (or Committee) for such division or unit. The pool established for employees not assigned to a division or unit shall be used for any Discretionary Award payable to the respective chief executive officers of the Company's participating divisions or units. The minimum Discretionary Award, if any, is $500 and the maximum Discretionary Award is ten percent of the employee's then existing annual base salary rate.

          (b) Discretionary Awards shall be determined subjectively by the chief executive officer or each division or unit, subject to the approval of the Chief Executive Officer of the Company and shall be used to recognize outstanding individual performance, the accomplishment of a specific task in an exemplary manner, or for individuals who made an inordinately significant contribution to overall divisional, unit or Company-wide results.

          (c) The total Discretionary Award Pool authorized for any division or unit need not be spent for any Plan Year. Unallocated Pool funds are not carried forward for subsequent Plan Years.

(G)  PAYMENT OF AWARDS

     1.        Discretionary Awards shall be payable in cash.

     2. Annual Awards and Long-Term Awards shall be payable in cash, Restricted Stock, or any combination thereof as approved by the Board (or Committee) for any individual Participant in any Plan Year; provided that payment in the form of Restricted Stock shall be approved by the Committee.

(H)  COMPLIANCE WITH SECTION 162(m) REQUIREMENTS.
          The Plan shall at all times be administered to ensure that any Award under the Plan to the

     Company's Chief Executive Officer and the four highest compensated officers (determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934) (each a "Covered Employee") will be tax deductible. In furtherance of this goal, with respect to Awards payable under the Plan for Covered Employees, the Performance Goals established by the Committee may vary from one Covered Employee to another, and will be limited to certain business criteria measured by one or more of the following: revenues, units sold, operating income, operating company contribution, cash flow, income before taxes, net income, earnings available per share, return on equity, return on assets, Economic Value Added (EVA) or total return to stockholders, whether applicable to the Company or any relevant subsidiary or business unit, or combination thereof, as the Committee may deem appropriate. The criteria selected by the Committee shall include a minimum performance standard below which no payments will be made and a maximum performance level above which no increased payment will be made. Notwithstanding the foregoing, in no event may any Performance Goals be established which would permit a Covered Employee to receive a single Annual Award or a Long-Term Award of more than 200% of such Covered Employee's base annual compensation as of January 1 for the year in which an Award is paid. No payment of any Award may be made to any Covered Employee unless the material terms of the Performance Goal under which the compensation is to be paid have been approved by shareholders of the Company and the Committee has certified in writing that the Performance Goals and any other material terms of the Award were in fact satisfied.

(I)  MISCELLANEOUS AND ADMINISTRATIVE PROVISIONS

     1. All Participants shall be entitled to receive a copy of the Plan and any amendments made subsequent to its Effective Date.

     2. The Plan shall be binding upon and inure to the benefit of the Participants (and their personal representatives), the Company and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of substantially all of the assets of the Company or otherwise, including by operation of law.

     3. All amounts used for Plan purposes shall be rounded to the nearest whole dollar.

     4. Awards whether in cash or Restricted Stock shall not be subject to assignment, pledge, lien, or encumbrances of any kind.

     5. Participation in the Plan does not guarantee employment by the Company.

     6. Awards shall not be used for any purposes for any employee benefit plan of the Company.

     7. The Plan shall be interpreted under the laws of the State of Missouri.

UTILICORP UNITED INC.                             PROXY/VOTING INSTRUCTION CARD
- --------------------------------------------------------------------------------
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
ANNUAL MEETING ON MAY 3, 1995. The undersigned hereby constitutes and appoints Robert K. Green, Robert F. Jackson, Jr. and Avis G. Tucker and each of them, true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated below, all of the shares of common stock of UtiliCorp United Inc. held on record by the undersigned on March 6, 1995, at the Annual Meeting of Stockholders to be held at Bartle Hall's Grand Hall, Kansas
City Convention Center, 301 West 13th Street, Kansas City, Missouri on
Wednesday, May 3, 1995, at 10:00 a.m. (Kansas City time) and at any adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1 (THE ELECTION OF DIRECTORS) AND FOR PROPOSAL 2.

                                                    COMMENTS:

Election of Directors, Nominees:
                                  ----------------------------------------------
John R. Baker
                                  ----------------------------------------------
Dr. Stanley O. Ikenberry
                                  ----------------------------------------------
Irvine O. Hockaday, Jr.
                                  ----------------------------------------------
                                 (if you have written in the above space, please
                                  mark the corresponding box on the reverse side
                                  of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. HOWEVER, THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                   -------------------------


                             FOLD AND DETACH HERE


UTILICORP UNITED INC.                           ANNUAL
                                                MEETING OF
                                                SHAREHOLDERS

                                                MAY 3, 1995, 10:00 A.M.
                                                BARTLE HALL'S GRAND HALL
                                                KANSAS CITY CONVENTION CENTER
                                                301 WEST 13TH STREET
                                                KANSAS CITY, MISSOURI

X  PLEASE MARK YOUR                                                       4941
   VOTES AS IN
   THIS EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY YOU. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 (THE ELECTION OF DIRECTORS) AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

- -------------------------------------------------------------------------------
     The Board of Directors recommends a vote FOR Proposal 1 (the election of directors) and FOR Proposal 2.
- -------------------------------------------------------------------------------
      FOR        WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
      / /          / /
1. Election of Directors.     To withhold authority to vote
   (see reverse)              for any individual nominee,
   (except as                 write that nominee's name in the
   withheld below)            space provided below. (nominees
                              are listed on reverse)

                    ------------------------------------------

                                 For    Against   Abstain
                                 / /      / /       / /

2. To approve the Annual
   and Long Term Incentive
   Plan.
                                               / /  Please check this box if you
                                                    have written comments on the
                                                    reverse side.

                                              NOTE: PLEASE SIGN EXACTLY AS NAME
                                              APPEARS ON THIS FORM. JOINT OWNERS
                                              SHOULD EACH SIGN. WHEN SIGNING AS
                                              ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                              TRUSTEE OR GUARDIAN, PLEASE GIVE
                                              FULL TITLE AS SUCH.

                                              ----------------------------------

                                              ----------------------------------
                                              SIGNATURE(S)            DATE


                              FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT TO US!

PLEASE FOLLOW THESE STEPS TO ENSURE THAT YOUR PROXY IS PROPERLY
EXECUTED AND RETURNED IN TIME TO BE COUNTED:

1.  Mark your vote in one of the two boxes above your name and address
    (see "1. Election of Directors"). If you wish to withhold authority to vote for any individual nominee, write the name of each such nominee on the line provided.

2. Mark your vote for Proposal 2 in one of the three boxes to the right of Proposal 2.

3. Sign at right in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

4. Check the box above your signature if you are adding comments on the other side.

5. Tear off at perforation and mail the completed card with signature(s) in the enclosed reply envelope to:

             UtiliCorp United Inc.
             P.O. Box 8621
             Edison, NJ 08818-9128